AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made as of this 9th day of July, 2015, by and among HCIM Trust (“HCIM”) with respect to its series the Hatteras Disciplined Opportunity Fund (the “Transferring Fund”), and Hatteras Alternative Mutual Funds Trust (“HAMFT” and each of HCIM and HAMFT, a “Trust”) with respect to its series the Hatteras Disciplined Opportunity Fund (the “Acquiring Fund” and each of the Transferring Fund and Acquiring Fund, a “Fund”), and Hatteras Funds, LLC (the “Advisor”) for purposes of Sections 4.3 and 9.1 hereof. Each Trust is a Delaware statutory trust with its principal place of business at c/o Hatteras Funds, LLC, 6601 Six Forks Road, Suite 340, Raleigh, North Carolina 27615.

Notwithstanding anything to the contrary contained herein, (1) the agreements, covenants, representations, warranties, actions, and obligations of and by each Fund, and of and by each Trust, as applicable, on its behalf, shall be the agreements, covenants, representations, warranties, actions, and obligations of that Fund only, (2) all rights and benefits created hereunder in favor of a Fund shall inure to and be enforceable by each Trust of which that Fund is a series on that Fund’s behalf, and (3) in no event shall any other series of a Trust or the assets thereof be held liable with respect to the breach or other default by an obligated Fund or Trust of its agreements, covenants, representations, warranties, actions, and obligations set forth herein.

Each of the Transferring Fund and Acquiring Fund wish to effect a reorganization described in section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (“Code”), and intend this Agreement to be, and adopt it as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) (“Regulations”). The Reorganization will consist of (i) the transfer of all of the assets of the Transferring Fund to the Acquiring Fund in exchange for Class A and Institutional Class shares, as applicable, of the Acquiring Fund (the “Acquiring Fund Shares”) (which is being established solely for the purpose of acquiring these assets and continuing the Transferring Fund’s business); (ii) the assumption by the Acquiring Fund of all of the liabilities of the Transferring Fund; and (iii) the distribution by the Transferring Fund, immediately after the Closing Date, as that term is defined in paragraph 3.1, of the Acquiring Fund Shares pro rata to the Class A and Institutional Class shareholders of the Transferring Fund in liquidation of the Transferring Fund as provided herein, all upon the terms and conditions hereinafter set forth in this Agreement (the “Reorganization”).

WHEREAS, each of the Transferring Fund and the Acquiring Fund intend the Reorganization to be, and adopts it as, a “plan of reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), the related Treasury Regulations (the “Treasury Regulations”), and other guidance provided by the Internal Revenue Service (the “IRS”);

WHEREAS, Drinker Biddle & Reath LLP has or will render a federal tax opinion that the Reorganization qualifies as a plan of reorganization under Section 368(a)(1)(F) of the Code (the “Federal Tax Opinion”);

WHEREAS, the Transferring Fund and the Acquiring Fund are each a separate investment series of an open-end, registered management investment company with substantially identical investment objectives, strategies, and risks;

WHEREAS, the Transferring Fund offers, and has two classes of issued and outstanding shares designated Class A shares and Institutional Class shares (“Class A Transferring Fund Shares” and “Institutional Class Transferring Fund Shares,” respectively, and collectively, “Transferring Fund Shares”) and the Acquiring Fund will offer two classes of shares, designated Class A shares and Institutional Class shares (“Class A Acquiring Fund Shares” and “Institutional Class Acquiring Fund Shares,”  respectively, and collectively, “Acquiring Fund Shares”);

WHEREAS, as of the Closing Date, the Transferring Fund and the Acquiring Fund will be authorized to issue their shares of beneficial interest of Class A and Institutional Class shares;

WHEREAS, the Board of Trustees of HCIM, including a majority of the Trustees who are not “interested persons” as that term is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Independent Trustees”), has determined that the transactions contemplated herein will be in the best interests of the Transferring Fund and its shareholders and has further determined that the interests of the existing shareholders of the Transferring Fund will not be diluted as a result of the transactions contemplated herein;

WHEREAS, the Board of Trustees of HAMFT, including a majority of the Independent Trustees, has determined that the transactions contemplated herein will be in the best interests of the Acquiring Fund and its shareholders, if any, and has further determined that the interests of existing shareholders, if any, of the Acquiring Fund will not be diluted as a result of the transactions contemplated herein;

NOW, THEREFORE, in consideration of the representations, warranties and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

THE REORGANIZATION AND FUND TRANSACTIONS

1.1 THE REORGANIZATION. Subject to the terms and conditions herein set forth and on the basis of the representations and warranties contained herein, the Transferring Fund agrees to transfer all of the Transferring Fund’s assets as set forth in paragraph 1.2 to the Acquiring Fund. The Acquiring Fund agrees in exchange for the Transferring Fund’s assets (i) to issue and deliver to the Transferring Fund the number of full and fractional (all references herein to “fractional” shares meaning fractions rounded to the third decimal place) (1) Class A Acquiring Fund Shares equal in value to the number of full and fractional Class A Transferring Fund Shares then outstanding and (2) Institutional Class Acquiring Fund Shares equal in value to the number of full and fractional Institutional Class Transferring Fund Shares then outstanding; and (ii) to assume all of the liabilities of the Transferring Fund, as set forth in paragraph 1.3. Such transactions shall take place on the Closing Date provided for in paragraph 3.1.

1.2 ASSETS TO BE ACQUIRED. The assets of the Transferring Fund to be acquired by the Acquiring Fund shall consist of all assets and property of every kind and nature, including, without limitation, all cash, securities, commodities, interests in futures and dividends or interest receivables,  receivables for shares sold and any other rights that are owned by the Transferring Fund and any deferred or prepaid expenses shown as an asset on the books of the Transferring Fund on the Closing Date.

1.3 LIABILITIES TO BE ASSUMED. The Transferring Fund will, to the extent permissible and consistent with its own investment objectives and policies,  endeavor to discharge all of its known liabilities and obligations prior to the Closing Date. The Acquiring Fund shall assume all of the Transferring Fund’s liabilities and obligations of any kind whatsoever, whether known or unknown, absolute, accrued, contingent or otherwise in existence on the Closing Date. Notwithstanding anything in this paragraph to the contrary, it is understood that the Transferring Fund has entered into an expense limitation agreement with the Advisor pursuant to which the Advisor has reimbursed the Transferring Fund for certain expenses paid by the Transferring Fund. Pursuant to this expense limitation agreement, amounts reimbursed are accrued and are permitted to be recouped by the Advisor within three years if the Transferring Fund can make the payment and remain within the expense limit. Any amounts accrued and eligible for recoupment by the Advisor with respect to the Transferring Fund will be carried forward as part of the Reorganization and will be subject to recoupment by the Advisor from the Acquiring Fund.

1.4 TRANSFER TAXES. It is the parties’ understanding that no transfer taxes will apply to the issuance of shares and transfers of shares and assets in accordance with this Agreement.

1.5 REPORTING RESPONSIBILITY. Any regulatory reporting responsibility of the Transferring Fund, including the responsibility for filing regulatory reports, tax returns, and other documents, is and shall remain the responsibility of the Transferring Fund up to and including the Closing Date and such later date on which the Transferring Fund is terminated, except that Acquiring Fund shall be responsible for preparing and filing any Form N-Q or Form N-CSR (including the annual report to shareholders) if the fiscal period relating to such form ended prior to the Effective Time, but as of the Effective Time such form has not yet been filed.

1.6 TERMINATION. After the Effective Time, the Transferring Fund shall not conduct any business except in connection with its dissolution and termination.

ARTICLE II
ISSUANCE AND VALUATION

2.1 ISSUANCE OF SHARES. At the Effective Time (or as soon thereafter as is reasonably practicable), the Transferring Fund shall distribute all the Acquiring Fund Shares it receives pursuant to paragraph 1.1(a) to its shareholders of record determined at the Effective Time (each, a “Shareholder”), in proportion to their Transferring Fund Shares then held of record and in constructive exchange therefor, and shall completely liquidate. That distribution shall be accomplished by HAMFT’s transfer agent, which will open accounts on the Acquiring Fund’s shareholder records in the Shareholders’ names and transfer those Acquiring Fund Shares thereto. Pursuant to that transfer, each Shareholder’s account shall be credited with the number of full and fractional Acquiring Fund Shares equal in value to the number of full and fractional Transferring Fund Shares that Shareholder holds at the Effective Time, by class (i.e., the account for each Shareholder that holds Class A Transferring Fund Shares shall be credited with the number of full and fractional Class A Acquiring Fund Shares due that Shareholder, and likewise each Shareholder that holds Institutional Class shares shall be credited with the number of full and fractional Institutional Class Acquiring Fund Shares due that Shareholder). The net asset value (“NAV”) per share of Acquiring Fund Shares to be so credited to each Shareholder’s account shall equal the aggregate NAV per share of the Transferring Fund Shares that each Shareholder holds at the Effective Time. All issued and outstanding Transferring Fund Shares, including any represented by certificates, shall simultaneously be canceled on Transferring Fund’s shareholder records. HAMFT shall not issue certificates representing the Acquiring Fund Shares issued in connection with the Reorganization.

2.2 DETERMINATION OF VALUE. All computations of value shall be made by U.S. Bancorp Fund Services, LLC (“USBFS”), the Funds’ accounting agent, in accordance with its regular practice in pricing the Funds’ shares.

ARTICLE III
CLOSING AND EFFECTIVE TIME

3.1 CLOSING DATE. The parties shall make respective best efforts to close the Reorganization (the “Closing”) on or about July 10, 2015 (the “Closing Date”), unless the parties agree otherwise. All acts taking place at the Closing shall be deemed to take place simultaneously immediately after the close of business on the Closing Date unless otherwise provided herein (the “Effective Time”). The Closing shall be held as of 4:00 p.m. Eastern time at the offices of HCIM, or at such other time and/or place as the parties may agree.

3.2 TRANSFER AGENT’S CERTIFICATE. USBFS, as transfer agent for the Transferring Fund, shall deliver at the Closing (a) to the Acquiring Fund, a certificate representing that (i) its records contain the names and addresses of all Transferring Fund Shareholders, and the number and percentage ownership of outstanding shares of the Transferring Fund owned by each such Shareholder immediately prior to the Closing and (ii) it has opened accounts on the Acquiring Fund’s shareholder records in the names of the Transferring Fund Shareholders; and (b) to the Transferring Fund, a confirmation or other evidence satisfactory to Transferring Fund, that the Acquiring Fund Shares to be credited to the Transferring Fund at the Closing Date have been credited to the Transferring Fund’s account on those records.

3.3 CUSTODIAN’S CERTIFICATE. U.S. Bank National Association, 1555 N. Rivercenter Drive, Suite 302, Milwaukee, WI 53212, as custodian for the Transferring Fund, shall deliver at the Closing a certificate representing that: (a) the Transferring Fund’s Assets have been delivered in proper form to the Acquiring Fund at the Closing Date; (b) all necessary taxes, including all applicable federal and state stock transfer stamps, if any, shall have been paid, or provision for payment shall have been made, in conjunction with the delivery of portfolio securities by the Transferring Fund; and (c) the information (including adjusted basis and holding period, by lot) concerning the Assets, including all portfolio securities, transferred by the Transferring Fund to the Acquiring Fund, as reflected on the Acquiring Fund’s books immediately after the Closing Date, does or will conform to that information on the Transferring Fund’s books immediately before the Closing Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

4.1 REPRESENTATIONS OF THE TRANSFERRING FUND. HCIM, on the Transferring Fund’s behalf, represents and warrants to HAMFT and the Acquiring Fund as follows:

(a) The Transferring Fund is a separate investment series of HCIM, a statutory trust duly organized, validly existing and in good standing under the laws of Delaware.

(b) The Transferring Fund is a separate investment series of HCIM, which is registered as an open-end management investment company, and its registration with the Securities and Exchange Commission (the “Commission”) as an investment company under the 1940 Act, is in full force and effect.

(c) The current prospectus and statement of additional information of the Transferring Fund conform in all material respects to the applicable requirements of the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act and the rules and regulations of the Commission thereunder and do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) The Transferring Fund is not currently engaged in, and the execution, delivery, and performance of this Agreement (subject to shareholder approval) will not result, in a violation of any provision of federal law (including the 1940 Act), Delaware law, HCIM’s Agreement and Declaration of Trust or By-Laws or of any material agreement, indenture, instrument, contract, lease, or other undertaking to which the Transferring Fund is a party or by which it is bound.

(e) The Transferring Fund has no material contracts or other commitments (other than this Agreement) that will be terminated with liability to it prior to the Closing Date, except for liabilities, if any, to be discharged  or reflected in the Statement of Assets and Liabilities as provided in paragraph 1.3 hereof.

(f) Except as otherwise disclosed in writing to and accepted by the Acquiring Fund, no litigation, administrative proceeding, or investigation of or before any court or governmental body is presently pending or to its knowledge threatened against the Transferring Fund or any of its properties or assets, which, if adversely determined, would materially and adversely affect its financial condition, the conduct of its business, or the ability of the Transferring Fund to carry out the transactions contemplated by this Agreement. The Transferring Fund knows of no facts that might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree, or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions herein contemplated.

(g) At the Closing Date, all audited financial statements of the Transferring Fund at December 31, 2014 are in accordance with generally accepted accounting principles consistently applied, and such statements (copies of which have been furnished to the Acquiring Fund) fairly reflect the financial condition of the Transferring Fund as of such date, and there are no known contingent liabilities of the Transferring Fund as of such date not disclosed therein.

(h) Since December 31, 2014, there has not been any material adverse change in the Transferring Fund’s financial condition, assets, liabilities, or business other than changes occurring in the ordinary course of business, or any incurrence by the Transferring Fund of indebtedness maturing more than one year from the date such indebtedness was incurred, except as otherwise disclosed to and accepted by the Acquiring Fund. For the purposes of this subparagraph (h), a decline in the net asset value of the Transferring Fund shall not constitute a material adverse change.

(i) At the Closing Date, all federal and other tax returns and reports of the Transferring Fund required by law to have been filed by such date shall have been filed, and all federal and other taxes shown due on said returns and reports shall have been paid, or provision shall have been made for the payment thereof. To the best of the Transferring Fund’s knowledge, no such return is currently under audit, and no assessment has been asserted with respect to such returns.  The Transferring Fund is in compliance in all material respects with all applicable U.S. Treasury regulations pertaining to the reporting of dividends and other distributions on and redemptions of its shares and to withholding in respect thereof and is not liable for any material penalties that could be imposed thereunder.

(j) For each taxable year of its operation ended on or before the date of this Agreement, the Transferring Fund has met the requirements of Subchapter M of Subtitle A, Chapter 1, of the Code for qualification and treatment as a regulated investment company and has distributed in each such year such amounts as are required to avoid any entry-level federal income and excise tax. The Transferring Fund will continue to meet the requirements of Subchapter M of the Code for qualification and treatment as a regulated investment company for its current taxable year. The Transferring Fund has not at any time since its inception been liable for, and is not now liable for, any material income or excise tax pursuant to Code sections 852 or 4982. The Transferring Fund has had no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply.

(k) All issued and outstanding shares of the Transferring Fund are, and at the Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable by the Transferring Fund. All of the issued and outstanding shares of the Transferring Fund will, at the time of the Closing Date, be held by the persons and in the amounts set forth in the records of the transfer agent as provided in paragraph 3.2. The Transferring Fund does not have outstanding any options, warrants, or other rights to subscribe for or purchase any of the Transferring Fund Shares, nor is there outstanding any security convertible into any of the Transferring Fund Shares.

(l) At the Closing Date, the Transferring Fund or its nominee will have good and marketable title to the Transferring Fund’s assets to be transferred to the Acquiring Fund pursuant to paragraph 1.2 and full right, power, and authority to sell, assign, transfer, and deliver such assets hereunder, and, upon delivery and payment for such assets, the Acquiring Fund will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, including such restrictions as might arise under the 1933 Act, other than as disclosed to the Acquiring Fund and accepted by the Acquiring Fund.

(m) The execution, delivery, and performance of this Agreement have been duly authorized by all necessary actions on the part of the Transferring Fund and, subject to approval by the Transferring Fund’s shareholders, this Agreement constitutes a valid and binding obligation of the Transferring Fund, enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights and to general equity principles.

(n) The information furnished by the Transferring Fund for use in no-action letters, applications for orders, registration statements, proxy materials, and other documents that may be necessary in connection with the transactions contemplated herein is accurate and complete in all material respects and complies in all material respects with federal securities and other laws and regulations thereunder applicable thereto.

(o) The Transferring Fund incurred the liabilities, which are associated with the assets, in the ordinary course of its business as a regulated investment company.

(p) The Transferring Fund is not under the jurisdiction of a court in a “title 11 or similar case” (as defined in Code section 368(a)(3)(A)).

4.2 REPRESENTATIONS OF THE ACQUIRING FUND. HAMFT, on the Acquiring Fund’s behalf, represents and warrants to HCIM and the Transferring Fund as follows:

(a) The Acquiring Fund is a separate investment series of HAMFT, a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The Acquiring Fund is a separate investment series of HAMFT, which is registered as an open-end management investment company, and its registration with the Commission as an investment company under the 1940 Act, is in full force and effect.

(c) The prospectus and statement of additional information, as of the Closing Date, of the Acquiring Fund will conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) The Acquiring Fund is not currently engaged in, and the execution, delivery and performance of this Agreement will not result, in violation of any provision of federal law (including the 1940 Act), Delaware law, HAMFT’s Declaration of Trust or By-Laws or of any material agreement, indenture, instrument, contract, lease, or other undertaking to which the Acquiring Fund is a party or by which it is bound.

(e) Except as otherwise disclosed in writing to the Transferring Fund and accepted by the Transferring Fund, no litigation, administrative proceeding or investigation of or before any court or governmental body is presently pending or to its knowledge threatened against HAMFT or any of its properties or assets, which, if adversely determined, would materially and adversely affect its financial condition and the conduct of its business or the ability of the Acquiring Fund to carry out the transactions contemplated by this Agreement. HAMFT knows of no facts that might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree, or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions contemplated herein.

(f) The Acquiring Fund has not commenced operation; however, the Acquiring Fund intends to meet the requirements of Subchapter M of Subtitle A, Chapter 1,  of the Code for qualification and treatment as a regulated investment company for the taxable year in which the Reorganization occurs and intends to continue to meet all the requirements for that qualification and intends to distribute in each  year such amounts as are required to avoid any entry-level federal income and excise tax.

(g) Immediately before the Closing, there will be no (1) issued and outstanding Acquiring Fund Shares, other than the Initial Shares (as defined in paragraph 8.4), (2) options, warrants, or other rights to subscribe for or purchase any Acquiring Fund Shares, (3) securities convertible into any Acquiring Fund Shares, or (4) any other securities issued by Acquiring Fund, except the Initial Shares.

(h) The execution, delivery, and performance of this Agreement have been duly authorized by all necessary action on the part of HAMFT, and this Agreement constitutes a valid and binding obligation of HAMFT enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights and to general equity principles.

(i) The Acquiring Fund Shares to be issued and delivered to the Transferring Fund, for the account of the Transferring Fund Shareholders, pursuant to the terms of this Agreement will, at the Closing Date, have been duly authorized and, when so issued and delivered, will be duly and validly issued Acquiring Fund Shares, and will be fully paid and non-assessable.

(j) The information furnished by HAMFT for use in no-action letters, applications for orders, registration statements, proxy materials, and other documents that may be necessary in connection with the transactions contemplated hereby is accurate and complete in all material respects and complies in all material respects with federal securities and other laws and regulations applicable thereto.

(k) The Acquiring Fund agrees to use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act, and such of the state Blue Sky or securities laws as it may deem appropriate to continue its operations after the Closing Date.

(l) HAMFT has filed a post-effective amendment to its registration statement on Form N-1A with the Commission for the purpose of registering the Acquiring Fund as a series of HAMFT. The post-effective amendment will be effective on or before the Closing Date.

(m) The Acquiring Fund was formed for the purpose of effecting the Reorganization.  Prior to the Closing, the Acquiring Fund will not have carried on any business activity and will have no assets or liabilities.

(n) No consideration other than Acquiring Fund Shares (and Acquiring Fund’s assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization.

(o) The Acquiring Fund is not (and will not be) classified as a partnership, and instead is (and will be) classified as a corporation for federal tax purposes. The Acquiring Fund has not filed any income tax return and will file its first federal income tax return after the completion of its first taxable year after the Effective Time as a regulated investment company (“RIC”) on Form 1120-RIC; the Acquiring Fund will be a “fund” (as defined in Code section 851(g)(2), eligible for treatment under Code section 851(g)(1)) and has not taken and will not take any steps inconsistent with its qualification as such or its qualification and eligibility for treatment as a RIC under Code sections 851 and 852; the Acquiring Fund will meet the requirements of Subchapter M of Subtitle A, Chapter 1,  of the Code for qualification as a RIC, and will compute its federal income tax under Code Section 852, for its taxable year in which the Reorganization occurs; and the Acquiring Fund intends to continue to meet all those requirements, and to be eligible to and to so compute its federal income tax.

(p) Immediately after the Effective Time, the Acquiring Fund will not be under the jurisdiction of a court in a “title 11 or similar case” (as defined in Code section 368(a)(3)(A)).

(q) The fair market value of the Acquiring Fund Shares each Shareholder receives will be approximately equal to the fair market value of its Transferring Fund Shares it actually or constructively surrenders in exchange therefor.

(e) The Shareholders will pay their own expenses (such as fees of personal investment or tax advisors for advice regarding the Reorganization), if any, incurred in connection with the Reorganization.

(s) The fair market value of the assets will equal or exceed the liabilities to be assumed by the Acquiring Fund and those to which the assets are subject.

(t) None of the compensation received by any Shareholder who or that is an employee of or service provider to the Transferring Fund will be separate consideration for, or allocable to, any of the Transferring Fund Shares that Shareholder holds; none of the Acquiring Fund Shares any such Shareholder receives will be separate consideration for, or allocable to, any employment agreement, investment advisory or sub-advisory agreement, or other service agreement; and the compensation paid to any such Shareholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.

(u) No expenses incurred by the Transferring Fund or on its behalf in connection with the Reorganization will be paid or assumed by the Acquiring Fund, HCIM, or any other third party unless those expenses are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B. 187) (“Reorganization Expenses”), and no cash or property other than Acquiring Fund Shares will be transferred to the Transferring Fund or any of its shareholders with the intention that it be used to pay any expenses (even Reorganization Expenses) thereof.

(v) Immediately following consummation of the Reorganization, except for the Initial Shares, (1) the Shareholders will own all the Acquiring Fund Shares and will own those Shares solely by reason of their ownership of the Transferring Fund Shares immediately before the Reorganization and (2) the Acquiring Fund will hold the same assets and be subject to the same liabilities that the Transferring Fund held or was subject to immediately before the Reorganization, plus any liabilities for those expenses.

4.3 REPRESENTATIONS OF HATTERAS FUNDS, LLC.  The Advisor represents and warrants to HCIM and the Transferring Fund that it will put into place, or arrange to have put in place, expense limitation arrangements with respect to the Acquiring Fund that will limit the total operating expenses of the Acquiring Fund (exclusive of any front-end or contingent deferred loads, taxes, leverage interest, dividends and interest paid on short sales, brokerage commissions, acquired fund fees and expenses of non-affiliated investment companies, expenses incurred in connection with any merger or reorganization, or extraordinary expenses such as litigation) to the extent necessary to ensure the Acquiring Fund’s total annual fund operating expenses do not exceed 2.00% and 1.75%  of the average daily net assets of the Fund’s Class A shares and Institutional Class shares, respectively, through at least June 30, 2016.

ARTICLE V
COVENANTS OF THE ACQUIRING FUND AND THE TRANSFERRING FUND

5.1 OPERATION IN ORDINARY COURSE. The Transferring Fund will operate its business in the ordinary course between the date hereof and the Closing Date, it being understood that such ordinary course of business will include distribution of customary dividends, distributions, and redemptions. The Acquiring Fund will not commence operation until the Closing Date.

5.2 INVESTMENT REPRESENTATION. The Transferring Fund covenants that the Acquiring Fund Shares to be issued hereunder are not being acquired for the purpose of making any distribution thereof other than in accordance with the terms of this Agreement.

5.3 ADDITIONAL INFORMATION. The Transferring Fund will assist the Acquiring Fund in obtaining such information as the Acquiring Fund reasonably requests concerning the beneficial ownership of the Transferring Fund shares as of the Closing Date.

5.4 FURTHER ACTION. Subject to the provisions of this Agreement, HAMFT and HCIM will each take, or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and to preserve the tax-free reorganization status of the transactions for federal income tax purposes, including any actions required to be taken after the Closing Date.

5.5 LIQUIDATING DISTRIBUTION. As soon as is reasonably practical after the Closing, the Transferring Fund will make a liquidating distribution to its shareholders consisting of the Acquiring Fund Shares received at the Closing.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE TRANSFERRING FUND

The obligations of the Transferring Fund to complete the transactions provided for herein shall be subject, at its election, to the performance by HAMFT and the Acquiring Fund of all the obligations to be performed by them hereunder on or before the Closing Date, and, in addition thereto, the following further conditions:

6.1 (a) All representations and warranties of HAMFT contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

(b) The Acquiring Fund shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by the Acquiring Fund, on or before the Closing Date.

(c) The Transferring Fund and the Acquiring Fund shall have agreed on the number of full and fractional Acquiring Fund Shares to be issued in connection with the Reorganization after such number has been calculated in accordance with paragraph 2.1.

6.2 HCIM and HAMFT shall have received an opinion of Drinker Biddle & Reath LLP as to federal income tax matters substantially to the effect that, based on the facts, representations, and assumptions stated therein and conditioned on consummation of the Reorganization in accordance with this Agreement, for federal income tax purposes:

(a) The transfer by the Transferring Fund of all of its assets to the Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Transferring Fund followed by the distribution of the Acquiring Fund Shares to the Transferring Fund Shareholders, as provided in this Agreement, will constitute an “F reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and the Acquiring Fund and the Transferring Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

(b) No gain or loss will be recognized by the Transferring Fund as a result of such transactions;

(c) No gain or loss will be recognized by the Acquiring Fund as a result of such transactions;

(d) No gain or loss will be recognized by the shareholders of the Transferring Fund upon their receipt of Acquiring Fund Shares in exchange for their shares of the Transferring Fund;

(e) The aggregate adjusted tax basis of the Acquiring Fund Shares received by each shareholder of the Transferring Fund will be the same as the aggregate adjusted tax basis of the shareholder’s Transferring Fund shares immediately prior to such transactions;

(f) The adjusted tax basis of the Transferring Fund Assets received by an Acquiring Fund will be the same as the adjusted tax basis of such assets in the hands of the Transferring Fund immediately prior to such transactions;

(g) A shareholder’s holding period for the Acquiring Fund Shares will be determined by including the period for which the shareholder held the shares of the Transferring Fund exchanged therefor, provided that the shareholder held such shares of the Acquired Fund as a capital asset; and

(h) The holding period of the Acquiring Fund with respect to the Transferring Fund Assets will include the period for which such Transferring Fund Assets were held by the Transferring Fund, provided that the Transferring Fund held such Transferring Fund Assets as capital assets.

No opinion will be expressed as to the effect of the Reorganization on: (i) the Transferring Fund or the Acquiring Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting and (ii) the Transferring Fund or Acquiring Fund shareholder that is required to recognize unrealized gains and losses for federal income tax purposes under a mark-to-market system of accounting.

Such opinion shall be based on customary assumptions, limitations and such representations as Drinker Biddle & Reath LLP may reasonably request, and the Transferring Fund and Acquiring Fund will cooperate to make and certify the accuracy of such representations. Such opinion may contain such assumptions and limitations as shall be, in the opinion of such counsel and with the consent of the Transferring Fund, appropriate to render the opinions expressed therein. Notwithstanding anything herein to the contrary, neither party may waive the condition set forth in this paragraph 6.2.

6.3 The post-effective amendment on Form N-1A filed by HAMFT with the Commission to register the Acquiring Fund as a series of HAMFT is effective and no stop order has been issued by the Commission.

6.4 Subject to paragraph 6.3, as of the Closing Date with respect to the Reorganization of the Transferring Fund, there shall have been no material change in the investment objective, policies and restrictions nor any material change in the investment management fees, fee levels payable pursuant to the 12b-1 plan of distribution, other fees payable for services provided to the Acquiring Fund, fee waiver or expense reimbursement undertakings, or sales loads of the Acquiring Fund from those fee amounts, undertakings and sales load amounts of the Acquiring Fund described in the Proxy Statement.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING FUND

The obligations of the Acquiring Fund to complete the transactions provided for herein shall be subject, at its election, to the performance by HCIM and the Transferring Fund of all the obligations to be performed by them hereunder on or before the Closing Date and, in addition thereto, the following conditions:

7.1 All representations and warranties of the Transferring Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

7.2 The Acquiring Fund shall have received a statement of the Transferring Fund’s assets and liabilities, together with a list of the Transferring Fund’s portfolio securities showing the tax costs of such securities by lot and the holding periods of such securities, as of the Closing Date.

7.3 The Transferring Fund shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by the Acquired Funds, on or before the Closing Date.

7.4 The Transferring Fund and the Acquiring Fund shall have agreed on the number of full and fractional Acquiring Fund Shares to be issued in connection with the Reorganization after such number has been calculated in accordance with paragraph 2.1.

ARTICLE VIII
FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF
THE ACQUIRING FUND AND THE TRANSFERRING FUND TO CLOSE

If any of the conditions set forth below do not exist on or before the Closing Date with respect to the Transferring Fund or the Acquiring Fund, as the case may be, the other party to this Agreement shall, at its option, not be required to consummate the transactions contemplated by this Agreement:

8.1 On the Closing Date, the Commission shall not have issued an unfavorable report under Section 25(b) of the 1940 Act, nor instituted any proceeding seeking to enjoin the consummation of the transactions contemplated by this Agreement under Section 25(c) of the 1940 Act and no action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.

8.2 All required consents of other parties and all other consents, orders, and permits of federal, state and local regulatory authorities (including those of the Commission and of state Blue Sky securities authorities, including any necessary “no-action” positions of and exemptive orders from such federal and state authorities) to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order, or permit would not involve a risk of a material adverse effect on the assets or properties of the Acquiring Fund or the Transferring Fund, provided that either party hereto may for itself waive any of such conditions.

8.3 The registration statement on Form N-1A for HAMFT, including the post-effective amendment to register the Acquiring Fund as a series of HAMFT, shall be effective and no stop order has been issued by the Commission.

8.4 Before the Closing, the Board of Trustees of HAMFT shall have authorized the issuance of, and the Acquiring Fund shall have issued, as applicable, one Class A share and one Institutional Class share (the “Initial Shares”) to the Advisor or an affiliate thereof, in consideration of the payment of $10.00 each (or other amount as determined by the Board), to vote on the investment advisory agreement, the distribution and service plan, and other agreements and plans referred to in paragraph 8.6 and to take whatever action it may be required to take as Acquiring Fund’s sole shareholder;

8.5 HAMFT, on Acquiring Fund’s behalf, shall have entered into, or adopted, as appropriate, an investment advisory agreement, appropriate sub-advisory agreements, as applicable, a distribution and service plan pursuant to Rule 12b-1 under the 1940 Act, and other agreements and plans necessary for Acquiring Fund’s operation as a series of an open-end management investment company. Each such agreement and plan shall have been approved by HAMFT’s Board and, to the extent required by law (as interpreted by Commission staff positions), by a majority of its Independent Trustees and by the Acquiring Fund’s sole shareholder;

At any time before the Closing, either Fund may waive any of the foregoing conditions, if, in the judgment of its Board, such waiver will not have a material adverse effect on its shareholders’ interests.

8.6 Each party shall have delivered to the other such bills of sale, checks, assignments, receipts or other documents as reasonably requested by such other party and its counsel.

ARTICLE IX
EXPENSES

9.1 The Advisor will pay all direct costs and expenses incurred by the Transferring Fund incurred in connection with the Reorganization.

ARTICLE X
ENTIRE AGREEMENT; SURVIVAL OF WARRANTIES

10.1 The Acquiring Fund and the Transferring Fund agree that neither party has made any representation, warranty or covenant not set forth herein and that this Agreement constitutes the entire agreement between the parties.

10.2 The representations, warranties, and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall not survive the consummation of the transactions contemplated hereunder; provided, however, that the covenants to be performed after the Closing and the obligations of HAMFT, on behalf of the Acquiring Fund, shall continue in effect beyond the consummation of the transactions contemplated hereunder.

ARTICLE XI
TERMINATION

11.1 This Agreement may be terminated by the mutual agreement of the Acquiring Fund and the Transferring Fund. In addition, either the Acquiring Fund or the Transferring Fund may at its option terminate this Agreement at or prior to the Closing Date because:

(a) of a breach by the other of any representation, warranty, or agreement contained herein to be performed at or prior to the Closing Date, if not cured within 10 days;

(b) a condition herein expressed to be precedent to the obligations of the terminating party has not been met and it reasonably appears that it will not or cannot be met; or

(c) a determination by HCIM’s or HAMFT’s Board of Trustees that the consummation of the Transaction contemplated herein is not in the best interest of the Transferring Fund or the Acquiring Fund, respectively.

11.2 In the event of any such termination, in the absence of willful default, there shall be no liability for damages on the part of HCIM or HAMFT, or their respective Trustees or officers, to the other party, but each shall bear the expenses incurred by it incidental to the preparation and carrying out of this Agreement.

ARTICLE XII
AMENDMENTS

12.1 This Agreement may be amended, modified, or supplemented in such manner as may be mutually agreed upon in writing by the authorized officers of each Trust. To the extent that it is subsequently determined that the Reorganization would not be a tax-free reorganization under Section 368 of the Code, the parties agree to work in good faith to amend this Agreement to ensure that the Reorganization is or remains a tax-free reorganization.

ARTICLE XIII
HEADINGS; COUNTERPARTS; GOVERNING LAW; ASSIGNMENT;
LIMITATION OF LIABILITY

13.1 The Article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.2 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

13.3 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

13.4 This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm, or corporation, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

13.5 With respect to HCIM and HAMFT, the names used herein refer respectively to the trusts created and, as the case may be, the Trustees, as trustees but not individually or personally, acting from time to time under organizational documents of each respective trust, which are hereby referred to and are also on file at the principal offices of each respective Trust. The obligations of each Trust entered into in the name or on behalf thereof by any of its Trustees, representatives or agents of the Trusts, are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of that respective Trust personally, but bind only the trust property, and all persons dealing with the Transferring Fund and the Acquiring Fund must look solely to the trust property belonging to the Transferring Fund and the Acquiring Fund for the enforcement of any claims against the Transferring Fund and the Acquiring Fund, respectively.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

HCIM Trust, with respect to its series portfolio, Hatteras
Disciplined Opportunity Fund

/s/ Robert Lance Baker

By:  Robert Lance Baker

Name:  Treasurer

Hatteras Alternative Mutual Funds Trust, with respect to its series portfolio, Hatteras Disciplined Opportunity Fund

/s/ Robert Lance Baker

By:  Robert Lance Baker

Name:  Treasurer

Hatteras Funds, LLC, solely with respect to Sections 4.3 and 9.1

/s/ Robert Lance Baker

By:  Robert Lance Baker

Name:  CFO